Exhibit 99.1

Pier 1 Imports, Inc. Reports Third Quarter Fiscal 2020 Financial Results and Provides Business Update

FORT WORTH, Texas--(BUSINESS WIRE)--January 6, 2020--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the third quarter ended November 30, 2019 and provided a business update.

Third Quarter Fiscal 2020 Financial Summary

  Company comparable sales decreased 11.4% compared to the third quarter of fiscal 2019; the Company estimates that the shift of certain holiday selling days, which were included in last year’s fiscal third quarter, negatively impacted third quarter fiscal 2020 company comparable sales by approximately 650 basis points. The impact of this timing shift is expected to reverse in the fourth quarter of fiscal 2020;
  Net sales decreased 13.3% to $358.4 million compared to the third quarter of fiscal 2019;
  Net loss of $59.0 million, or ($14.15) per share;
  Impairment charges totaling $14.1 million which consisted of $9.2 million for lease right-of-use assets and $4.9 million for fixed assets;
  Inventory of $328.9 million, down approximately 15.3% year-over-year; and
  Cash and cash equivalents of $11.1 million at quarter end, $189.5 million outstanding under its senior secured term loan, $50.0 million of borrowings under the Company’s FILO tranche, $96 million of borrowings under its $350 million revolving credit facility and $46.5 million in letters of credit outstanding under the Revolving Credit Facility, with $158.5 million remaining available for cash borrowings, all as of November 30, 2019.

Robert Riesbeck, Pier 1’s Chief Executive Officer and Chief Financial Officer, said, “Fiscal third quarter sales and margins remained under pressure as we completed our efforts to clear out non-go-forward merchandise. Looking ahead, we believe that we will deliver improved financial results over time as we realize the benefits of our business transformation and cost-reduction initiatives. To further advance our progress, we are announcing additional actions today that will enable us to move forward with an appropriately sized store footprint and operating structure as an omni-channel retailer, and better position Pier 1 to meet our customers where they shop.”

Business Update

In order to better align its business with the current operating environment, Pier 1 intends to reduce its store footprint by up to 450 locations. To reflect the revised store footprint, the Company also plans to close certain distribution centers and reduce its corporate expenses. This includes a reduction in corporate headcount.

In order to maintain the same high standards customers have come to expect and ensure a seamless experience for customers at these locations, the Company is utilizing the services of a third-party liquidator to help manage the store closings.

On January 6, 2020, the Company received consent from its lenders under the Revolving Credit Facility to permit the reduction to the store footprint and related actions.

Mr. Riesbeck added, “Although decisions that impact our associates are never easy, reducing the number of our brick-and-mortar locations is a necessary business decision. We thank our team of hard-working associates for their commitment to Pier 1 and to serving our customers.”

Third Quarter Fiscal 2020 Results of Operations

Net sales for the third quarter of fiscal 2020 decreased 13.3% to $358.4 million, compared to $413.2 million for the third quarter of fiscal 2019. Company comparable sales decreased 11.4% compared to the year ago period, primarily as a result of lower traffic. In addition, the Company estimates that the shift of certain holiday selling days, which were included in last year’s fiscal third quarter, negatively impacted third quarter fiscal 2020 company comparable sales by approximately 650 basis points. The impact of this timing shift is expected to reverse in the fourth quarter of fiscal 2020. The Company operated 942 stores at the end of the third quarter, a decrease of 45 from the third quarter of fiscal 2019.

Gross profit for the third quarter of fiscal 2020 totaled $110.3 million, or 30.8% of net sales, compared to $130.5 million, or 31.6% of net sales, for the third quarter of fiscal 2019. The year-over-year decline in gross margin rate primarily reflects increased promotional and clearance activity, as well as 190 basis points deleverage in store occupancy costs due to lower sales.

SG&A expenses for the third quarter of fiscal 2020 were $151.4 million, or 42.2% of net sales, compared to $147.0 million, or 35.6% of net sales, for the third quarter of fiscal 2019. The following table details the breakdown of SG&A expenses for the third quarter of fiscal 2020 as compared to the prior year period (in millions).

	13 Weeks Ended
	November 30, 2019		December 1, 2018
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$54.7	15.3%	$61.0	14.8%
Operational expenses	14.7	4.1%	19.8	4.8%
Marketing	25.2	7.0%	35.4	8.6%
Other selling, general and administrative	42.7	11.9%	30.8	7.5%
Impairment	14.1	3.9%	-	0.0%
Total selling, general and administrative	$151.4	42.2%	$147.0	35.6%

Operating loss for the third quarter of fiscal 2020 was $53.3 million compared to operating loss of $28.9 million for the prior year period. Net loss for the third quarter of fiscal 2020 totaled $59.0 million, or ($14.15) per share, which includes transformation costs of approximately $10 million, primarily related to professional fees, and a non-cash charge of $14.1 million related to store impairment. This compares to net loss of $50.4 million, or ($12.49) per share a year ago. Per share figures have been adjusted to reflect the Company’s 1-for-20 reverse stock split effected on June 20, 2019. EBITDA in the third quarter of fiscal 2020 was ($41.0) million, which includes the transformation costs and impairment charge referred to above, compared to EBITDA of ($16.9) million in the third quarter of fiscal 2019. A reconciliation of this non-GAAP measure to GAAP is provided below.

Year-to-Date Results of Operations

Net sales for the 39 weeks ended November 30, 2019 were $977.3 million, a decrease of 14.3% compared to $1.140 billion for the same period of fiscal 2019. Company comparable sales for the year-to-date period decreased 12.5% from the prior year, reflecting lower average customer spend, which is primarily attributable to changes in the Company’s merchandise mix, as well as decreased store traffic.

Gross profit for the year-to-date period of fiscal 2020 totaled $239.9 million, or 24.5% of net sales, compared to $344.1 million, or 30.2% of net sales, for the same period a year ago.

SG&A expenses for the 39 weeks ended November 30, 2019 were $426.3 million, or 43.6% of net sales, compared to $428.7 million, or 37.6% of net sales, for the period ended December 1, 2018. The following table details the breakdown of SG&A expenses for fiscal 2020 as compared to last year (in millions).

	39 Weeks Ended
	November 30, 2019		December 1, 2018
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$167.1	17.1%	$176.6	15.5%
Operational expenses	51.4	5.3%	60.2	5.3%
Marketing	64.1	6.6%	95.5	8.4%
Other selling, general and administrative	125.0	12.8%	96.4	8.5%
Impairment	18.7	1.9%	-	0.0%
Total selling, general and administrative	$426.3	43.6%	$428.7	37.6%

For the 39-week period ended November 30, 2019, operating loss was $222.9 million compared to operating loss of $122.8 million in the same period a year ago. Net loss for the 39 weeks ended November 30, 2019 totaled $241.2 million, or ($58.36) per share, which includes transformation costs of approximately $36 million, primarily related to professional fees, and a non-cash charge of $18.7 million related to store impairment. This compares to net loss of $130.0 million, or ($32.31) per share, in the year ago period. Per share figures have been adjusted to reflect the Company’s 1-for-20 reverse stock split effected on June 20, 2019. EBITDA for the 39-week period was ($186.1) million in fiscal 2020, which includes the transformation costs and impairment charge referred to above, compared to EBITDA of ($84.8) million in the same period of fiscal 2019. A reconciliation of this non-GAAP measure to GAAP is provided below.

Balance Sheet and Financial Position

As of November 30, 2019, inventories totaled $328.9 million compared to $388.3 million a year ago. At quarter end, the Company had $11.1 million in cash and cash equivalents, $189.5 million outstanding under its senior secured term loan, $50.0 million of borrowings under its FILO tranche, $96.0 million of borrowings under its $350 million revolving credit facility and $46.5 million in letters of credit outstanding under the Revolving Credit Facility, with $158.5 million remaining available for cash borrowings, all as of November 30, 2019.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release references EBITDA, a non-GAAP financial measure.

The Company believes that EBITDA allows management and investors to understand and compare results in a more consistent manner for the periods presented. EBITDA, as a non-GAAP financial measure, should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance, which provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. EBITDA should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income (loss) as a measure of operating performance. A reconciliation of net loss to EBITDA is shown below for the periods indicated (in millions).

		13 Weeks Ended				39 Weeks Ended
		November 30, 2019		December 1, 2018		November 30, 2019		December 1, 2018
		$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales
Net loss (GAAP)		$(59.0)	(16.4)%	$(50.4)	(12.2)%	$(241.2)	(24.7)%	$(130.0)	(11.4)%

Add back:	Income tax provision (benefit)	0.3	0.1%	17.9	4.3%	3.0	0.3%	(2.3)	(0.2)%
	Interest expense, net	5.5	1.5%	3.3	0.8%	15.6	1.6%	9.5	0.8%
	Depreciation	12.2	3.4%	12.4	3.0%	36.6	3.7%	38.1	3.4%
EBITDA (non-GAAP)		$(41.0)	(11.4)%	$(16.9)	(4.1)%	$(186.1)	(19.0)%	$(84.8)	(7.4)%

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: actions intended to return the Company to profitable growth; fiscal 2020 action plans and expense reduction initiatives intended to reset the Company’s gross margin and cost structure, including the potential closure of up to 450 stores; the Company’s ability to increase cash flows to support its operating activities and to fund its obligations and working capital needs through the next 12 months; the results of the evaluation of strategic alternatives and the terms, value and timing of any transaction resulting from that process, or the failure of any such transaction to occur; the Company’s ability to finalize or fully execute actions that would be probable of mitigating the existence of “substantial doubt” regarding the Company’s ability to continue as a going concern within the next year; the Company’s ability to obtain necessary consents, waivers and amendments and to avoid defaults under its senior secured credit facilities, including defaults that would result from the Company’s auditors qualifying their opinion on the Company’s fiscal 2020 financial statements expected to be filed with the SEC; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the effectiveness of the Company’s relationships with, and operations of, its key suppliers; risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; changes in foreign currency values relative to the U.S. dollar; the Company’s ability to retain its senior management team; continued volatility in the price of the Company’s common stock; and the Company’s ability to execute its business plan to return to compliance with the continued listing criteria of the New York Stock Exchange (“NYSE”), as accepted by the NYSE, its ability to continue to comply with the applicable NYSE listing standards within the available cure period, and risks arising from the potential suspension of trading of the Company’s common stock on the NYSE. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About Pier 1 Imports, Inc.

Founded with a single store in 1962, Pier 1 Imports is a leading omni-channel retailer of unique home décor and accessories. The Company’s products are available through 936 Pier 1 stores in the U.S. and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	13 Weeks Ended
	November 30,	% of	December 1,	% of
	2019	Sales	2018	Sales

Net sales	$358,416	100.0%	$413,232	100.0%

Cost of sales	248,146	69.2%	282,740	68.4%

Gross profit	110,270	30.8%	130,492	31.6%

Selling, general and administrative expenses	151,405	42.2%	147,012	35.6%
Depreciation	12,176	3.4%	12,423	3.0%

Operating loss	(53,311)	(14.8%)	(28,943)	(7.0%)

Nonoperating (income) and expenses:
Interest, investment income and other	(191)		96
Interest expense	5,586		3,526
	5,395	1.5%	3,622	0.9%

Loss before income taxes	(58,706)	(16.3%)	(32,565)	(7.9%)
Income tax provision	250	0.1%	17,876	4.3%

Net loss	$(58,956)	(16.4%)	$(50,441)	(12.2%)

Loss per share:
Basic	$(14.15)		$(12.49)

Diluted	$(14.15)		$(12.49)

Average shares outstanding during period:
Basic	4,168		4,039

Diluted	4,168		4,039

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	39 Weeks Ended
	November 30,	% of	December 1,	% of
	2019	Sales	2018	Sales

Net sales	$977,330	100.0%	$1,140,432	100.0%

Cost of sales	737,402	75.5%	796,295	69.8%

Gross profit	239,928	24.5%	344,137	30.2%

Selling, general and administrative expenses	426,259	43.6%	428,741	37.6%
Depreciation	36,600	3.7%	38,146	3.4%

Operating loss	(222,931)	(22.8%)	(122,750)	(10.8%)

Nonoperating (income) and expenses:
Interest, investment income and other	(549)		(1,067)
Interest expense	15,883		10,670
	15,334	1.6%	9,603	0.8%

Loss before income taxes	(238,265)	(24.4%)	(132,353)	(11.6%)
Income tax provision (benefit)	2,955	0.3%	(2,321)	(0.2%)

Net loss	$(241,220)	(24.7%)	$(130,032)	(11.4%)

Loss per share:
Basic	$(58.36)		$(32.31)

Diluted	$(58.36)		$(32.31)

Average shares outstanding during period:
Basic	4,133		4,025

Diluted	4,133		4,025

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	November 30,	March 2,	December 1,
	2019	2019	2018
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $2,727, $49,532 and $63,330, respectively	$11,077	$54,878	$71,109
Accounts receivable, net	36,489	21,189	36,283
Inventories	328,916	347,584	388,275
Prepaid expenses and other current assets	50,103	49,876	56,656
Total current assets	426,585	473,527	552,323

Properties and equipment, net of accumulated depreciation
of $586,592, $556,426 and $551,065, respectively	106,260	149,356	159,705
Operating lease right-of-use assets	588,573	-	-
Other noncurrent assets	28,821	33,407	33,264
	$1,150,239	$656,290	$745,292

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$144,972	$121,969	$172,744
Gift cards and other deferred revenue	36,709	37,655	44,028
Borrowings under revolving line of credit	96,000	-	-
Accrued income taxes payable	24	302	-
Current portion of long-term debt	2,875	2,000	2,000
Current portion of operating lease liabilities	146,931	-	-
Other accrued liabilities	106,268	107,539	118,236
Total current liabilities	533,779	269,465	337,008

Long-term debt	258,254	245,624	197,011
Long-term operating lease liabilities	487,872	-	-
Other noncurrent liabilities	18,032	51,672	54,087

Shareholders' equity (deficit):
Common stock, $0.001 par, 25,000,000 shares authorized,
6,262,000 issued	6	6	6
Paid-in capital	141,875	138,469	149,044
Retained earnings	294,742	534,419	603,220
Cumulative other comprehensive loss	(7,812)	(7,861)	(8,219)
Less -- 1,986,000, 1,981,000 and 2,019,000
common shares in treasury, at cost, respectively	(576,509)	(575,504)	(586,865)
Total shareholders' equity (deficit)	(147,698)	89,529	157,186
	$1,150,239	$656,290	$745,292

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	39 Weeks Ended
	November 30,	December 1,
	2019	2018

Cash flows from operating activities:
Net loss	$(241,220)	$(130,032)
Adjustments to reconcile to net cash used in
operating activities:
Depreciation	42,097	44,121
Non-cash operating lease expense	2,665	-
Right-of-use asset impairment	10,629	-
Fixed asset impairment	8,103	-
Stock-based compensation expense	1,847	2,266
Deferred compensation, net	380	2,065
Deferred income taxes	2,337	(1,361)
Other	5,192	1,486
Changes in cash from:
Inventories	18,681	(41,257)
Prepaid expenses and other assets	(15,342)	(18,210)
Accounts payable and other liabilities	19,051	104,888
Accrued income taxes payable, net of payments	(277)	(2,313)
Net cash used in operating activities	(145,857)	(38,347)

Cash flows from investing activities:
Capital expenditures	(10,060)	(31,466)
Proceeds from disposition of properties	627	1,732
Proceeds from sale of restricted investments	2,985	11,236
Purchase of restricted investments	(804)	(6,605)
Net cash used in investing activities	(7,252)	(25,103)

Cash flows from financing activities:
Stock purchase plan and other, net	554	1,104
Repayments of long-term debt	(1,500)	(1,500)
Borrowings under revolving line of credit	251,000	-
Repayments of borrowings under revolving line of credit	(155,000)	-
Borrowings under company owned life insurance	14,246	-
Net cash provided by (used in) financing activities	109,300	(396)

Effect of exchange rate changes on cash	8	(424)

Change in cash and cash equivalents	(43,801)	(64,270)

Cash and cash equivalents at beginning of period	54,878	135,379

Cash and cash equivalents at end of period	$11,077	$71,109

Contacts

Pier 1 Contact:
Jennifer Engstrand Reeder
mediarelations@pier1.com

Media Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Andrea Rose
212-355-4449